THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 19th day of December, 2007 (the “Effective Date”) between COOPER-STANDARD AUTOMOTIVE INC., an Ohio corporation with its principal offices located at 39550 Orchard Hill Place Drive, Novi, Michigan 48375 (the “Company”), and James S. McElya, residing at 5421 Burnt Hickory Drive, Valrico, Florida 33594 (the “Executive”). The Company’s parent corporation, Cooper-Standard Holdings, Inc., is a party to this Agreement solely for purposes of Section 9(d).

WITNESSETH:

WHEREAS, Executive has been employed by Cooper Tire & Rubber Company (“Cooper”) in the capacity of President of Cooper-Standard Automotive pursuant to the Employment Agreement between Cooper Tire & Rubber Company and Executive dated as of June 6, 2000, as amended (the “Prior Agreement”); and

WHEREAS, Cooper-Standard Holdings, Inc. (f/k/a CSA Acquisition Corp.) (“CSA”), the parent of the Company, has entered into the Stock Purchase Agreement among Cooper Tire & Rubber Company, Cooper Tyre & Rubber Company UK Limited and CSA dated as of September 16, 2004 (the “Purchase Agreement”); and

WHEREAS, effective on the Closing Date (as each such term is defined in the Purchase Agreement), the Company has employed the Executive, and Executive has accepted such employment under the terms of an Amended and Restated Employment Agreement, which was subsequently amended, and which the parties wish to further amend, by entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Executive hereby agree as follows:

1. Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a) “Affiliate” with respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with, such first entity.

(b) “Average Compensation” means the Executive’s average annual compensation, including Base Pay and any annual and long-term incentive compensation earned, during the five (5) calendar years prior to the year in which a Termination occurs.

(c) “Base Pay” means the Executive’s rate of annual base salary, as in effect from time to time.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means termination of the Executive’s employment with the Company by the Board because of any of the following:

(i) any act or omission constituting a material breach by the Executive of any of his significant obligations or agreements under this Agreement or the continued failure or refusal of the Executive to adequately perform the duties reasonably required hereunder which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliate thereof, after notification by the Board of such breach, failure or refusal and failure of the Executive to correct such breach, failure or refusal within thirty (30) days of such notification (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(ii) the commission by and conviction of the Executive of a felony, or the perpetration by and criminal conviction of or civil verdict finding the Executive committed a dishonest act or common law fraud against the Company or any Affiliate thereof (for the avoidance of doubt, conviction and civil verdict, in each case, shall mean when no further appeals may be taken by the Executive from such conviction or civil verdict and such conviction or civil verdict becomes final and binding upon the Executive with no further right of appeal); or

(iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or any Affiliate thereof, and failure of the Executive to correct such act or omission after notification by the Board of any such act or omission.

Any notification to be given by the Board in accordance with Section 1(e)(i) or 1(e)(iii) shall specifically identify the breach, failure, refusal, act or omission to which the notification relates and shall describe the injury to the Company or any of its Affiliates, and such notification must be given within twelve (12) months of the Board becoming aware, or within twelve (12) months of when the Board should have reasonably become aware of the breach, failure, refusal, act, or omission identified in the notification. Notwithstanding Section 24, failure to notify the Executive within any such twelve (12) month period shall be deemed to be a waiver by the Board of any such breach, failure, refusal, act or omission by the Executive and any such breach, failure, refusal, act or omission by the Executive shall not then be determined to be a breach of this Agreement.

For the avoidance of doubt and for the purpose of determining Cause, the exercise of business judgment by the Executive shall not be determined to be Cause, even if such business judgment materially injures the financial condition or business reputation of, or is otherwise materially injurious to the Company or any Affiliate thereof, unless such business judgment by the Executive was not made in good faith, or constitutes willful or wanton misconduct, or was an intentional violation of state or federal law.

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(f) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code shall include any successor provision thereto.

(g) “Committee” means the Compensation Committee of the Board.

(h) “Company” means the Company as hereinbefore defined.

(i) “Disability” or “Disabled” means when, the Executive becomes physically or mentally incapacitated and is therefore unable for a period of six (6) consecutive months or for an aggregate of nine (9) months in any twenty-four (24) consecutive month period to perform the Executive’s duties. Any question as to the existence of the Disability of the Executive as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of the Agreement.

(j) “Good Reason” means the occurrence of any of the following, without Executive’s express, prior written consent:

(i) a material breach by the Company of Section 2(a) or Section 4 of this Agreement, including but not limited to, the assignment to the Executive of any duties materially inconsistent with his status as Chief Executive Officer of the Company, or his removal from such position, or a substantial adverse alteration in the nature of his responsibilities from those described herein, except, in each case, in connection with a promotion of the Executive, and the failure of the Company to remedy such breach within thirty (30) days after receipt of written notice of such breach from the Executive;

(ii) the relocation of the office of the Company where the Executive is employed to a location that is 150 miles away from the current location, except for relocation to the Company’s headquarters and required travel on the Company’s business to an extent reasonably required to perform his duties hereunder;

(iii) except as required by law, the failure by the Company to provide to Executive Plans (as defined in Section 4(c)) that provide health, life, disability, retirement and fringe benefits that are substantially comparable in the aggregate to the level of such benefits provided to Executive by Cooper immediately prior to the Effective Date, other than due to a reduction in such level of benefits to the extent such reduction applies to other senior executives of the Company;

(iv) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 21 hereof or the purchaser of such business shall fail to agree to assume this Agreement or to provide Executive with the same or a comparable position, duties, benefits, and base salary and incentive compensation as provided in Section 4 of this Agreement; or

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(v) the failure of the Board to elect Executive to his existing position or an equivalent position.

(k) “Nonqualified Supplementary Benefit Plan” means any plan which provides for the payment of pension benefits which would be payable under the terms of a Retirement Plan which is a tax-qualified defined benefit plan, but for governmental-imposed limitations on the amount that is permitted to be paid from such Retirement Plan.

(l) “Retirement Plans” means any tax qualified defined benefit plan or scheme sponsored by the Company or any of its Affiliates and the Nonqualified Supplementary Benefit Plan or any successor plans thereto which provide comparable benefits.

(m) “Termination” means the Executive’s “separation from service” with the Company and its affiliates within the meaning of Code Section 409A.

(n) “Termination Date” means the date on which the Executive’s employment with the Company is terminated by the Company or the Executive for any reason or for no reason, pursuant to a Termination. If the Executive’s employment is terminated by the Company, such date shall be specified in a written notice of termination (which date shall be no earlier than the date of furnishing such notice), or if no such date is specified therein, the date of receipt by the Executive of such written notice of termination, otherwise the Executive shall specify such date in a written notice of his resignation.

2. Employment and Duties.

(a) General. The Company hereby employs the Executive and the Executive agrees upon the terms and conditions herein set forth to serve, as of the Effective Date, as Chief Executive Officer of the Company, and, in such capacity, shall perform such duties as may be delineated in the Bylaws of the Company, and such other duties, commensurate with the Executive’s title and position of Chief Executive Officer of the Company, as may be assigned to the Executive from time to time by the Board.

(b) Exclusive Services. Throughout the Term (as defined in Section 3), Executive shall, except as may from time to time be otherwise agreed in writing by the Company and during reasonable vacations and unless prevented by ill health, devote his full-time and undivided attention during normal business hours to the business and affairs of the Company consistent with his senior executive position, shall in all respects conform to and comply with the lawful and reasonable directions and instructions given to him by the Board, and shall use his best efforts to promote and serve the interests of the Company.

(c) Restrictions on Other Employment. Throughout the Term and provided that such activities do not contravene the provisions of Section 2(b) hereof or Section 15 hereof:

(i) Executive may engage in charitable and community affairs;

(ii) Executive may perform inconsequential services without specific compensation therefor in connection with the management of personal investments; and,

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(iii) Executive may, directly or indirectly, render services to any other person or organization (including service as a member of the Board of Directors of any other unaffiliated company), for which he receives compensation, that is not in competition with the Company, subject in each case to the approval of the Board. Executive may retain all fees he receives for such services, and the Company shall not reduce his compensation by the amount of such fees. For purposes of this Section 2(c)(iii) competition shall have the same meaning as intended for the purposes of Section 15.

3. Term of Employment. Subject to the provisions of Section 5 through Section 10 hereof, the Company shall retain the Executive and the Executive shall serve in the employ of the Company for a period (the “Term”) which commenced on December 23, 2004 and will continue in effect through December 31, 2009; provided, however, that commencing on January 1, 2010, and on January 1 of each year thereafter, the Term shall automatically be extended for one additional year unless, no later than September 30 of the preceding year, the Company shall have given written notice to the Executive that it does not wish to extend this Agreement.

4. Compensation and Other Benefits. Subject to the provisions of this Agreement, the Company shall pay and provide the following compensation and other benefits to the Executive during the Term as compensation for services rendered hereunder:

(a) Base Pay. As of and following the Effective Date, the Company shall continue to pay to the Executive his current Base Pay at the rate of $850,000.00 per annum, payable biweekly. The Base Pay will be reviewed not less than annually by the Board or by the Compensation Committee and may be increased, but not decreased.

(b) Annual Bonus Opportunity. With respect to each full fiscal year during the Term, Executive shall be eligible to earn an annual bonus award of eighty percent (80%) of Executive’s Base Pay or such higher percentage of Executive’s Base Pay as may be determined by the Board or the Compensation Committee, based upon and subject to the achievement of annual performance targets established by the Board or Compensation Committee prior to the beginning of or within the first three months of each fiscal year during the Term.

(c) Employee Benefit Plans. At all times during the Term, the Executive shall be provided the opportunity to participate in such Retirement Plans, and such employee pension benefit plans, whether or not qualified, and employee welfare benefit plans, programs and arrangements (collectively, the “Plans”) as are generally made available to executives of the Company. Unless otherwise required by law, the Company will provide to Executive Plans that provide health, life, disability, retirement and fringe benefits that are substantially comparable in the aggregate to the level of such benefits provided to Executive by Cooper immediately prior to the Effective Date; provided, however, that the Company may reduce such level of benefits to the extent such reduction applies to other senior executives of the Company.

(d) Long-Term Incentive Compensation. The Executive shall be eligible to participate in such long-term incentive plans and programs as the Company generally provides to its senior executives.

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(e) Change of Control Severance Pay Plan. The Executive shall participate in the Company’s Change of Control Severance Pay Plan, substantially in the form of Annex B. If the Executive is employed on the date of a Change of Control (as defined in the Change of Control Severance Pay Plan), the Change of Control Severance Pay Plan shall apply for purposes of determining the Executive’s severance benefits; provided that the Company has not terminated the Change of Control Severance Pay Plan prior to the Change of Control. For the avoidance of doubt, any amounts and benefits that would be payable under the Company’s Change of Control Severance Pay Plan shall be reduced and offset pursuant to Section 3 of Exhibit B thereof by any amounts and benefits payable to the Executive pursuant to this Agreement in connection with a Termination hereunder, including, without limitation, payments pursuant to Sections 5, 7, 8, 9 or 10 of this Agreement. Additionally, following any Termination hereunder (including, without limitation, due to a Qualified Retirement) the Executive shall cease to be covered as a participant under the Company’s Change of Control Severance Pay Plan.

5. Termination Without Cause or for Good Reason.

(a) If the Executive’s employment is terminated by the Company without Cause or if the Executive terminates his employment hereunder for Good Reason, and conditioned upon the Executive’s delivering to the Company the Release provided for in Section 16 with all periods for revocation expired, the Company shall pay or provide to the Executive, subject to Section 19:

(i) a single lump sum cash payment within 30 days following the Termination Date equal to the Executive’s then current Base Pay that has accrued but not been paid through his Termination Date, any annual and/or long-term bonus earned but unpaid as of the date of termination for any previously completed fiscal year or performance period, and a pro rata incentive compensation payment accrued through his Termination Date. For this purpose, the Executive’s pro rata incentive compensation will be determined by multiplying the target amount payable under all outstanding incentive awards multiplied (for each award) by a fraction, the numerator of which is the number of days that have elapsed in the period to which such award relates through the Termination, and the denominator of which is the total number of days in the period;

(ii) a single lump sum cash payment six months following the Termination Date equal to the greater of:

(A) the Executive’s Severance Pay, which shall equal the sum of the biweekly payments that the Executive would receive if he were paid at the rate of his Average Compensation for the remainder of the Term; or

(B) three (3) times the sum of (x) Executive’s Base Pay plus (y) target annual incentive compensation for the year prior to the year in which such Termination occurs; plus

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(iii) a single lump sum cash payment six months following the Termination Date equal to the actuarial equivalent of the excess of (1) the retirement pension (determined as a straight line annuity commencing at age sixty-five (65) or the first of the month following the Executive’s termination of employment, whichever is later) which he would have accrued under the terms of the Retirement Plans (without regard to any amendment to such Retirement Plans or other pension benefit program described herein), determined as if the Executive were fully vested thereunder and had accumulated (after the Termination Date) thirty-six (36) additional months (or, if greater, the number of months remaining in the Term) of service credit thereunder at his highest annual pensionable compensation (as determined pursuant to the terms of the Retirement Plans) during any calendar year for the five (5) years immediately preceding the year in which the Termination Date occurs, over (2) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65) or the first of the month following the Executive’s termination of employment, whichever is later) which Executive had then accrued pursuant to the provisions of the Retirement Plans. For purposes of this subsection, “actuarial equivalent” shall be determined using all of the same mortality, interest rate and other methods and assumptions as are used from time to time to determine “actuarial equivalence” for lump sum benefits under the Retirement Plan.

(iv) for thirty-six (36) months following his Termination Date, the Company shall arrange to provide Executive with life, accident and health insurance benefits substantially similar to those to which Executive and Executive’s eligible dependents were entitled immediately prior to his Termination. Any benefit elections pertaining to Executive during the thirty-six (36) month period shall be consistent with the elections in effect for Executive immediately prior to his Termination. If and to the extent that any benefit described in this subsection 5(a)(iv) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to Executive and Executive’s covered dependents, of such benefits along with, in the case of any benefits described in this subsection 5(a) (iv) that is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any affiliated employer, an additional amount (the “Tax Payment”) such that after payment by Executive or Executive’s dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes; provided, however, that such benefit must have been non-taxable to Executive during his employment or (ii) such benefit must have been taxable to Executive during his active employment but Executive must have been reimbursed for all taxes so imposed. The Tax Payment shall be paid in the first calendar quarter following the calendar year to which it pertains. Notwithstanding the foregoing, or any other provision of the Company’s health insurance plan, for purposes of determining the period of continuation coverage to which Executive or any of his dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, Executive’s “qualifying event” will be the termination of the 36-month period described herein. Benefits otherwise receivable by Executive or his eligible dependents pursuant to this subsection 5(a)(iv) shall be reduced to the extent comparable benefits are actually received by Executive and his eligible dependents during the remainder of such period following Executive’s Termination, and any such benefits actually received by Executive and his eligible dependents shall be reported to the Company;

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(v) following the end of the period specified in subsection 5(a)(iv), the Company shall arrange to provide medical and life insurance coverages to Executive and his spouse for their lifetimes, and Executive’s dependent children until they cease to be eligible as “dependents” under the terms of the Company’s plans as in effect at the time of Executive’s termination (e.g., as a result of reaching age 19) substantially equivalent (taking into account Medicare benefits to which they may become entitled) to those provided to Executive, his spouse and dependents under the Company’s employee plans based on Executive’s elections in effect immediately preceding his Termination, and at a cost to Executive, his spouse and dependent children not greater that the costs pertaining to them as in effect immediately prior to Executive’s Termination. Benefits otherwise receivable by Executive or his dependents pursuant to this subsection 5(a)(v) shall be reduced to the extent comparable benefits are actually received by Executive or his dependents, and any such benefits actually received by Executive and his dependents shall be reported to the Company; and

(vi) outplacement services by a firm selected by the Executive, at the expense of the Company in an amount up to 15% of the Executive’s Base Pay, so long as the services are completed prior to the end of the second calendar year following the year in which the Executive’s Termination occurs.

(b) The Executive agrees and acknowledges that in the event that any amounts or benefits become payable pursuant to Section 5(a) on or before December 31, 2007, any claims for such amounts or benefits will be made first against the Trust (as defined in Section 11). Any payments of compensation, pension, severance or other benefits paid from the Trust shall, to the extent thereof, discharge the Company’s obligation to pay such amounts hereunder. If the Trust does not pay such amounts and/or to the extent there are not sufficient assets in the Trust to satisfy such obligations, the remaining balance owing to the Executive will be payable by the Company.

6. Termination for Cause. If, prior to the expiration of the Term, the Executive’s employment is terminated by the Company for Cause, the Executive shall not be eligible to receive Base Pay under Section 4(a) or to participate in any Plans under Section 4(c) with respect to periods after the Termination Date, except as otherwise provided by applicable law, and except for the right to receive vested benefits under any Plan in accordance with the terms of such Plan. However, the Executive shall be eligible to receive a pro rata portion of any incentive compensation for the Company’s fiscal year during which the Termination Date occurs, but not for any later years. As of the date of this Agreement, the Company acknowledges and agrees that the Executive’s performance in his role as the Company’s Chief Executive Officer has been excellent, and that there are no grounds for the Company to terminate the Executive’s employment for “Cause.”

7. Termination by Death. If the Executive dies prior to the expiration of the Term, this Agreement shall terminate and Executive’s beneficiary, estate or family, as applicable, shall be entitled to receive the amounts and considerations provided for in Section 5, at the times provided in Section 5, as if Executive’s employment had been terminated by the Company without Cause or by Executive’s resignation for Good Reason immediately prior to the expiration of the Term.

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8. Termination by Disability. If, prior to the expiration of the Term, the Executive becomes Disabled, the Company or the Executive shall be entitled to terminate his employment, and following such a Termination Executive shall be entitled to receive the amounts and considerations provided for in Section 5, at the times provided in Section 5, as if Executive’s employment had been terminated by the Company without Cause or by Executive’s resignation for Good Reason immediately prior to the expiration of the Term.

9. Termination by Retirement. The Executive shall provide the Company with at least ninety (90) days written notice of his voluntary retirement, which notice shall set forth his effective Termination Date.

(a) If, prior to the expiration of the Term, the Executive voluntarily elects to retire with an effective Termination Date on or before December 31, 2007, Executive’s employment will be terminated as of the date of such retirement, and Executive shall be entitled to receive the amounts and considerations provided for in Section 6.

(b) If, prior to the expiration of the Term, the Executive voluntarily elects to retire with an effective Termination Date after January 1, 2008, and he agrees to continue his service as the Company’s non-executive Chairman of the Board for a period to be mutually agreed with the Company (such a retirement, a “Qualified Retirement”), then the Executive shall be entitled to receive as a special retirement termination benefit the amounts and considerations provided for in Section 5, at the times provided in Section 5, as if Executive’s employment had been terminated by the Company without Cause or by the Executive’s resignation for Good Reason immediately prior to the expiration of the Term; provided that the Termination Date with respect to the Executive’s Qualified Retirement shall not be deemed to occur until the date of the Executive’s “Termination” as defined herein.

(c) The Company and the Executive agree to negotiate in good faith regarding appropriate compensation for the Executive’s continued service as the Company’s non-executive Chairman of the Board following his Qualified Retirement from the Company if he voluntarily terminates his employment with the Company with an effective Termination Date on or after January 1, 2008. The Company and the Executive anticipate that the level of services that the Executive would perform for the Company in a non-executive Chairman of the Board role would permanently decrease to no more than 20% of the average level of services that the Executive performed for the Company during the period from December 23, 2004 to the date of his retirement.

(d) Following a Qualified Retirement, for purposes of any CSA stock options then held by the Executive, the Executive shall continue to vest in such stock options pursuant to the vesting schedule set forth in the applicable stock option agreements as if the Executive remained an employee of the Company for so long as the Executive continues to serve as non-executive Chairman of the Board. Following the Executive’s termination as non-executive Chairman, any then vested CSA stock options shall remain exercisable until the earlier of (i) two years following the date of his termination as non-executive Chairman or (ii) the normal option term expiration date.

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10. Expiration of Employment Term. If the Company elects not to extend the Term pursuant to Section 3, unless Executive’s employment is earlier terminated pursuant to Sections 5, 6, 7, 8 or 9, Executive’s termination of employment hereunder shall be deemed to occur on the close of business on December 31 of the year in which the Company has timely given the notice provided for in Section 3. Upon such deemed termination of Executive’s employment hereunder, Executive shall be entitled to receive the amounts and considerations provided for in Section 5 as if Executive’s employment had been terminated by the Company without Cause (other than by reason of Executive’s death or Disability) or by Executive’s resignation for Good Reason immediately prior to the expiration of the Term; provided that the amounts and considerations provided for in Section 5 shall not be paid or begin to be paid until the Executive’s actual separation from the Company and its affiliates (within the meaning of Code Section 409A). Following such termination of Executive’s employment hereunder as a result of the Company’s election not to extend the Term, except as set forth in this Section 10, Executive shall have no further rights to any compensation or any other benefits under this Agreement.

11. Cooper Trust.

(a) The parties acknowledge, that pursuant to the Prior Agreement, upon the earlier to occur of (i) a Change in Control (as defined in the Prior Agreement) or (ii) a declaration by the Board of Directors of Cooper that a Change in Control (as defined in the Prior Agreement) was imminent, Cooper was to transfer certain sums to cover payments to be made to the Executive relating to the Prior Agreement into a trust (the “Trust”).

(b) Any payments of compensation, pension, severance or other benefits from the Trust shall, to the extent thereof, discharge the Company’s obligation to pay compensation, pension, severance and other benefits hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay compensation, pension, severance and other benefits under this Agreement.

12. Certain Additional Payments by the Company.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that following the Effective Date the Executive’s employment with the Company is terminated by the Company or the Executive, and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up payments provided for in this Section 12) or distribution by the Company or any of its Affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-Up

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Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option (“ISO”), as defined by Section 422 of the Code granted prior to the execution of this Agreement where the addition of a Gross-Up Payment would cause the ISO to lose such status, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Subject to the provisions of Section 12(f), all determinations required to be made under this Section 12, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Executive in his sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within 30 calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive, or if later, the date provided in Section 19, if applicable. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 12(f) and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations; provided that, if the payment at such time would cause an additional tax under Code Section 409A, then the underpayment shall be made on the seventh (7th) anniversary of the date of the Executive’s Termination Date.

(c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Section 12(b). Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

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(d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax and Gross-Up Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five (5) business days pay to the Company the amount of such reduction.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Section 12(b) shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five (5) business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

(f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(i) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim; and

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(iv) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Section 12(f), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Section 12(f) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall, to the extent permitted by applicable law and to the extent such payment would not cause the Executive to pay an additional tax under Code Section 409A, advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 12(f), the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 12(f)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 12(f), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section 12.

13. Mitigation. Nothing in this Agreement shall be construed to require Executive to mitigate his damages upon termination of employment without Cause or for Good Reason. The Company hereby acknowledges that it will be difficult and may be impossible for the Executive to find reasonably comparable employment following the Termination Date and that the non-competition

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covenant contained in Section 15 will further limit the employment opportunities for the Executive. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

14. Legal Fees and Expenses. It is the intent of the Company that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive’s rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of Executive’s choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success.

15. Secrecy and Noncompetition.

(a) No Competing Employment. For so long as the Executive is employed by the Company and continuing for two (2) years after the termination of such employment for any reason (the “Non-Compete Period”), Executive shall not, unless he receives the prior written consent of the Board, directly or indirectly, whether as owner, consultant, employee, partner, venturer, agent, through stock ownership (except ownership of less than one percent (1.0%) of the number of shares outstanding of any securities which are publicly traded), investment of capital, lending of money or property, rendering of services, or otherwise, compete with any of the businesses engaged in by the Company or any of its Affiliates at the time of the termination of the Executive’s employment hereunder (such businesses are herein after referred to as the “Business”), or assist, become interested in or be connected with any corporation, firm, partnership, joint venture, sole proprietorship or other entity which so competes with the

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Business. The restrictions imposed by this subsection shall not apply to any geographic area in which neither the Company nor any of its Affiliates is engaged in the Business.

(b) No Interference. During the Non-Compete Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization or entity (other than the Company), intentionally solicit, endeavor to entice away from the Company or any of its Affiliates or otherwise interfere with the relationship of the Company or any of its Affiliates with, any person who is employed by or associated with the Company or any of its Affiliates (including, but not limited to, any independent sales representatives or organizations) or any person or entity who is, or was within the then most recent 12-month period, a customer or client of the Company or any of its Affiliates.

(c) Secrecy. Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment hereunder and his past employment with the Company, he may acquire or has acquired confidential information and trade secrets concerning the operation of the Company or any of its Affiliates, the use or disclosure of which could cause the Company substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, Executive covenants and agrees with the Company that he will not at any time, except in performance of Executive’s obligations to the Company hereunder or with the prior written consent of the Board, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the Company or any of its Affiliates, or use any such information to the detriment of the Company or any of its Affiliates. The term “confidential information”, includes, without limitation, information not previously disclosed to the public or to the trade by the Company’s management with respect to the Company’s or any of its Affiliates’ products, manufacturing processes, facilities and methods, research and development, trade secrets, know-how and other intellectual property, systems, procedures, manuals, confidential reports, product price lists, customer lists, marketing plans or strategies, financial information (including the revenues, costs or profits associated with the Company’s or any of its Affiliates’ products), business plans, prospects or opportunities. Executive understands and agrees that the rights and obligations set forth in this subsection 15(c) are perpetual and, in any case, shall extend beyond the Non-Compete Period and Executive’s employment hereunder.

(d) Exclusive Property. Executive confirms that all confidential information is and shall remain the exclusive property of the Company. All business records, papers and documents kept or made by Executive relating to the business of the Company shall be and remain the property of the Company. Upon the termination of his employment with the Company or upon the request of the Company at anytime, Executive shall promptly deliver to the Company, and shall not, without the consent of the Board (which consent shall not be unreasonably withheld), retain copies of, any written materials not previously made available to the public, records and documents made by Executive or coming into his possession concerning the business or affairs of the Company excluding records relating exclusively to the terms and conditions of his employment relationship with the Company. Executive understands and agrees that the rights and obligations set forth in this subsection 15(d) are perpetual and, in any case, shall extend beyond the Non-Compete Period and Executive’s employment hereunder.

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(e) Stock Ownership. Other than as specified in Section 2(c) or 15(a) hereof, nothing in this Agreement shall prohibit Executive from acquiring or holding any issue of stock or securities of any company or other business entity.

(f) Injunctive Relief. Without intending to limit the remedies available to the Company, Executive acknowledges that a breach of any of the covenants contained in this Section 15 may result in material irreparable injury to the Company for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 15 or such other relief as may be required to specifically enforce any of the covenants in this Section 15.

(g) Extension of Non-Compete Period. In addition to the remedies the Company may seek and obtain pursuant to subsection (f) of this Section 15, the Non-Compete Period shall be extended by any and all periods during which Executive shall be found by a court possessing personal jurisdiction over him to have been in violation of the covenants contained in this Section 15.

16. Release. The receipt of payments provided for in Sections 5, 8, 9, 10 and 12 is conditioned upon the Executive executing and delivering a release substantially in the form of Annex A hereto within 21 days following the Termination Date, and upon the expiration of the revocation period provided for in Annex A without a revocation.

17. Breach. In addition to the remedies provided for in Section 15(f), if Executive is in breach of this Agreement and Executive does not cure such breach (if curable) within 10 days following written notice thereof by the Company, then the Company may, at its sole option, (i) in the case of a breach of any provision of this Agreement, immediately terminate all remaining payments and benefits described in Section 5 of this Agreement, and (ii) in the case of a breach of either Section 15(a) or Section 15(c) of this Agreement, obtain reimbursement from Executive of all payments by the Company already provided pursuant to Section 5 of this Agreement, plus any expenses, fees and damages incurred as a result of the breach, with the remainder of this Agreement, and all promises and covenants herein, remaining in full force and effect.

18. Continued Availability and Cooperation.

(a) In the event of a Termination, the Executive shall cooperate fully with the Company and its Affiliates and with the Company’s counsel in connection with any present and future actual or threatened litigation or administrative proceeding involving the Company or any of its Affiliates that relates to events, occurrences or conduct occurring (or claimed to have occurred) during the period of the Executive’s employment by the Company. This cooperation by the Executive shall include, but not be limited to:

(i) making himself reasonably available for interviews and discussions with the Company’s counsel as well as for depositions and trial testimony;

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(ii) if depositions or trial testimony are to occur, making himself reasonably available and cooperating in the preparation therefor as and to the extent that the Company, any of its Affiliates or the Company’s counsel reasonably requests;

(iii) refraining from impeding in any way the Company’s or any of its Affiliates’ prosecution or defense of such litigation or administrative proceeding; and

(iv) cooperating fully in the development and presentation of the Company’s or any of its Affiliates’ prosecution or defense of such litigation or administrative proceeding.

(b) In addition to Executive’s obligations under this Section 18, during the Non-Compete Period, Executive shall make himself available for consultation with and advice to the Company at times and for periods of time which are mutually agreeable to the Company and Executive.

19. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such amounts or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Executive will be considered to have terminated employment hereunder for purposes of receiving payments subject to Section 409A of the Code only if his termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code.

20. Successors; Assignability.

(a) By Executive. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company’s prior written consent; provided, however, that nothing in this subsection shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death, or the executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto.

(b) By the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this

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Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if the Executive had terminated his employment for Good Reason subsequent to the Effective Date and during the Term, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Termination Date.

21. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or any of its Affiliates or the Executive to have the Executive remain in the employment of the Company or any of its Affiliates at any time prior to a Change of Control (as defined in the Company’s Change of Control Severance Pay Plan); provided, however, that any termination of employment of the Executive or the removal of the Executive from the office or position in the Company following the commencement of any discussion with a third person that ultimately results in a Change of Control shall be deemed to be a Termination of the Executive after a Change of Control for purposes of this Agreement. Executive expressly acknowledges that he is an employee at will, and that the Company may terminate him at any time during the Term for any reason if the Company makes the payments and provides the benefits provided for under Section 5 of this Agreement, and otherwise complies with its other continuing covenants in this Agreement, including without limitation, Section 4.

22. Withholding of Taxes. The Company or any of its Affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

23. Severability. If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be replaced by a term or provision that is mutually agreeable to the parties hereto and is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. Notwithstanding the foregoing, the invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall nevertheless remain in full force and effect.

24. Amendment; Waiver. This Agreement may not be modified, amended or waived in any manner except by an instrument in writing signed by both parties hereto. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

25. Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, interpreted and construed in accordance with the substantive laws of the State of Michigan, without giving effect to the principles of conflict of laws of such State.

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26. Notices. Any notice hereunder by either party to the other shall be given in writing by personal delivery or certified mail, return receipt requested. If addressed to Executive, the notice shall be delivered or mailed to Executive at his principal residence, 5421 Burnt Hickory Drive, Valrico, Florida 33594, or to such other address as Executive shall give notice in writing in accordance herewith. If addressed to the Company, the notice shall be delivered or mailed to the Company at its executive offices at Cooper-Standard Automotive Inc., 39550 Orchard Hill Place Drive, Novi, MI 48375 (Phone: +248-596-5900) to the attention of the Board. A notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by certified mail, on the date shown on the applicable return receipt.

27. Previous Agreements. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement, and this Agreement supercedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and/or any of its Affiliates regarding the terms and conditions of Executive’s employment with the Company and/or any of its Affiliates including, without limitation, the term sheet attached to the letter agreement dated September 16, 2004 between among The Cypress Croup L.L.C., GS Capital Partners 2000, L.P. and Executive; provided, however, that this Agreement shall not supersede or in any way limit the rights, duties or obligations of the Executive or the Company under the Plans, except that payments pursuant to Sections 5, 8, 9 or 10 shall be in lieu of any other cash severance pay provided by the Company.

28. Counterparts. This Agreement may be executed by either of the parties hereto in counterpart, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

29. Headings. The headings of sections herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the Company has caused the Agreement to be signed by its officers pursuant to the authority of its Board, and Executive has executed this Agreement, as of the day and year first written above.

COOPER-STANDARD AUTOMOTIVE INC.		EXECUTIVE
By:	/s/ Allen J. Campbell	/s/ James S. McElya
Title:	Vice President and Chief Financial Officer	James S. McElya

Solely for purposes of Section 9(d):

COOPER-STANDARD HOLDINGS INC.

By:	/s/ Allen J. Campbell
Title:	Vice President and Chief Financial Officer

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ANNEX A

Form of Release

WHEREAS, there has been a Termination (as such term is defined in the Third Amended and Restated Employment Agreement (the “Agreement”) made and entered into on __________, 2007 between the undersigned (the “Executive”) and Cooper-Standard Automotive Inc. (“Cooper-Standard”)), of the Executive’s employment from Cooper-Standard; and

WHEREAS, the Executive is required to sign this Release in order to receive the severance benefits as described in Sections 5, 8, 9, 10 and 12 of the Agreement.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. This Release is effective on the date hereof and will continue in effect as provided herein.

2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to Sections 5, 8, 9, 10 and 12 of the Agreement, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Agreement, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges its predecessors, parents, subsidiaries, divisions, related or affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(a) any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

(b) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, The Elliott-Larsen Civil Rights Act, the Michigan Handicappers’ Civil Rights Act, the Michigan Wage Payment Act (MCLA Section 408.471), the Polygraph Protection Act of 1981, the Michigan Whistleblower’s Protection Act (MCLA Section 15.361), the common law of the State of Michigan, and any other applicable state statutes and regulations, and

(c) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied;

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provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under any of Cooper-Standard’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper-Standard, under Cooper-Standard’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper-Standard, under the applicable provisions of the Delaware General Corporation Law, or that Executive may otherwise have in the future under the Agreement or under this Release.

3. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Agreement.

4. Executive further agrees and acknowledges that:

(a) The release provided for herein releases claims to and including the date of this Release;

(b) He has been advised by the Company to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terms of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(c) He has been given a period of twenty-one (21) days to review and consider the terms of this Release, prior to its execution and that he may use as much of the twenty-one (21) day period as he desires; and

(d) He may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel at Cooper-Standard. For such revocation to be effective, written notice must be actually received by the General Counsel at Cooper-Standard no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and Cooper-Standard shall not have any obligation to make further payments or provide benefits to Executive as set forth in Sections 5, 8, 9, 10 and 12 of the Agreement.

5. Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

6. Executive waives and releases any claim that he has or may have to reemployment after the Termination Date as defined in the Agreement.

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IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated: __________________________
James S. McElya
Executive

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ANNEX B

COOPER-STANDARD AUTOMOTIVE INC.

CHANGE OF CONTROL SEVERANCE PAY PLAN

As Amended and Restated Effective January 1, 2007

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Exhibit 99.1

COOPER-STANDARD AUTOMOTIVE INC.

CHANGE OF CONTROL SEVERANCE PAY PLAN

1. General Statement of Purpose. The Board of Directors (the “Board”) of Cooper-Standard Automotive Inc. (the “Company”) has considered the effect a change of control of the Company may have on certain executives of the Company. The executives have made and are expected to continue to make major contributions to the short-term and long-term profitability, growth and financial strength of the Company. The Company recognizes that the possibility of a change of control exists, desires to assure itself of both the present and fixture continuity of management, desires to establish certain minimum severance benefits for certain of its executives applicable in a change of control, and wishes to ensure that its executives are not practically disabled from discharging their duties in respect of a proposed or actual transaction involving a change of control.

As a result, the Board believes that the Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan (the “Plan”) will assist the Company in attracting and retaining qualified executives.

2. Effective and Termination Dates. The “Effective Date” of the Plan is January 1, 2007. The Plan will automatically terminate on the later of (i) December 31, 2009 or (ii) the second anniversary of a Change of Control (the “Termination Date”); provided, however, that on each December 31, commencing with the year 2007, the Termination Date will automatically be extended for an additional year unless, not later than 120 calendar days prior to such date, the Company shall have given written notice to the Executives that the Termination Date is not to be so extended.

3. Definitions. Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless their context clearly indicates otherwise:

(a) “Affiliate” shall mean, with respect to an entity, any entity directly or indirectly controlling, controlled by, or under common control with such first entity.

(b) “Base Pay” means, with respect to each Executive, the rate of annual base salary, as in effect from time to time.

(c) “Board” means the Board of Directors of the Company.

(d) “Cause” means that, prior to any termination of employment pursuant to Section 4(b), the Executive shall have committed:

(i) any act or omission constituting a material breach by the Executive of any of his significant obligations to or agreements with the Company or its Affiliate or the continued failure or refusal of the Executive to adequately perform the duties reasonably required by the Company or its Affiliate which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or its Affiliate, after notification by the Board of such breach, failure or refusal and failure of the Executive to correct such breach, failure or refusal within thirty (30) days of such notification (other than by reason of the incapacity of the Executive due to physical or mental illness); or

(ii) the commission by and conviction of the Executive of a felony, or the perpetration by and criminal conviction of or civil verdict finding the Executive committed a dishonest act or common law fraud against the Company or its Affiliate (for the avoidance of doubt, conviction and civil verdict, in each case, shall mean when no further appeals may be taken by the Executive from such conviction or civil verdict and such conviction or civil verdict becomes final and binding upon the Executive with no further right of appeal); or

(iii) any other willful act or omission which is materially injurious to the financial condition or business reputation of, or is otherwise materially injurious to, the Company or its Affiliate, and failure of the Executive to correct such act or omission after notification by the Board of any such act or omission.

Any notification to be given by the Board in accordance with Section 3(d)(i) or 3(d)(iii) shall specifically identify the breach, failure, refusal, act or omission to which the notification relates and, in the case of Section 3(d)(i) or 3(d)(iii) shall describe the injury to the Company or its Affiliate, and such notification must be given within twelve (12) months of the Board’s becoming aware, or within twelve (12) months of when the Board should have reasonably become aware of the breach, failure, refusal, act, or omission identified in the notification. Notwithstanding Section 20, failure to notify the Executive within any such twelve (12) month period shall be deemed to be a waiver by the Board of any such breach, failure, refusal, act or omission by the Executive and any such breach, failure, refusal, act or omission by the Executive shall not then be determined to be a breach.

For the avoidance of doubt and for the purpose of determining Cause, the exercise of business judgment by the Executive shall not be determined to be Cause, even if such business judgment materially injures the financial condition or business reputation of, or is otherwise materially injurious to the Company or any of its Affiliates, unless such business judgment by the Executive was not made in good faith, or constitutes willful or wanton misconduct, or was an intentional violation of state or federal law.

(e) “Change of Control” means the occurrence of any of the following events after the Effective Date (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of CSA to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than Permitted Holders or (ii) any person or group, other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules

13d-3 and l3d-5 under the Exchange Act), directly or indirectly, of greater than or equal to 50% of the total voting power of the voting stock of CSA, including by way of merger, consolidation or otherwise, except where one or more of the Sponsors and/or their respective Affiliates, immediately following such merger, consolidation or other transaction, continue to have the ability to designate or elect a majority of the Board of Directors of CSA (or the board of directors of the resulting entity or its parent company). Notwithstanding that a transaction or series of transactions does not constitute a Change of Control, with respect to any Executive it shall be deemed a Change of Control for purposes of the Executive’s entitlement’s hereunder if clause (i), above, is satisfied in respect of the business or division in which such Executive is principally engaged. For the avoidance of doubt, a Change of Control pursuant to the immediately preceding sentence shall not apply to any Executive whose employment is not primarily with and for the business or division that is sold.

(f) “Chief Executive Officer” means the Executive who is identified on Exhibit A as being the Chief Executive Officer.

(g) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto. Any reference to a specific provision of the Code shall be deemed to include any successor provision thereto.

(h) “Committee” means the Compensation Committee of the Board.

(i) “Committee Action” means a writing by, or minutes of the actions of, the Committee, the substance of which, as to an Executive, has been communicated to such Executive.

(j) “Common Stock” means CSA’s common stock.

(k) “Company” means the Company as hereinbefore defined.

(l) “CSA” means Cooper-Standard Holdings Inc.

(m) “Employee Benefits” means the perquisites, benefits and service credit for benefits as provided under any and all employee; retirement income and welfare benefit policies, plans, programs or arrangements in which an Executive is entitled to participate, including without limitation any savings, pension, supplemental executive retirement, or other retirement income or welfare benefit, stock option, performance share, performance unit, stock purchase, stock appreciation, deferred compensation, incentive compensation, group or other life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any policies, plans, programs or arrangements that may be adopted hereafter by the Company or its Affiliate.

(n) “Employer” means the Company.

(o) “Executive” means those employees of the Company listed on Exhibit A, as the same may be amended from time to time by a Committee Action.

(p) “Management Group” means the Executives who are identified on Exhibit A as being members of such group.

(q) “Nonqualified Supplementary Benefit Plan” means any plan which provides for the payment of pension benefits which would be payable under the terms of a tax-qualified defined benefit plan or scheme sponsored by the Company or any of its Affiliates but for government-imposed limitations on the amount that is permitted to be paid from such tax qualified plan.

(r) “Operations Group” means the Executives who are identified on Exhibit A as being members of such group.

(s) “Permitted Holders” means, as of the date of determination, any and all of (i) an employee benefit plan (or trust forming a part thereof) maintained by (A) the Company or its Affiliate, or (B) any corporation or other person of which a majority of its voting power of its voting securities or equity interest is owned, directly or indirectly, by the Company or its Affiliate, and (ii) Cypress Merchant Banking Partners II L.P., Cypress Merchant Banking II C.V., 55th Street Partners II L.P., Cypress Side-By-Side LLC, GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P. and Goldman Sachs Direct Investment Fund 2000, L.P. (collectively, the “Sponsors”) and any of their respective Affiliates.

(t) “Plan” means this Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan.

(u) “Retirement Plans” means any tax-qualified defined benefit plan or scheme sponsored by the Company or any of its Affiliates and the Nonqualified Supplementary Benefit Plan or any successor plans thereto which provide comparable benefits.

(v) “Severance Compensation” means Severance Pay and other benefits provided by Section 5(a).

(w) “Severance Pay” means the amounts payable as set forth in Section 5(a).

(x) “Severance Period” means the period of time commencing on the date of the first occurrence of a Change of Control and continuing until the earlier of (i) the second anniversary of the occurrence of the Change of Control or (ii) the Executive’s death.

4. Eligibility; Termination Following a Change of Control.

(a) Subject to the limitations described below, the Plan applies to Executives who are employed on the date that a Change of Control occurs; provided, however, that in the event of a Change of Control described in the second to last sentence of Section 3(e), the Plan shall only apply to: (i) Executives who are employed on the date that the Change of Control occurs with the group whose assets are being sold as a result of the Change of Control and (ii) Executives who are employed by the corporate headquarters of the Company on the date that such Change of Control occurs and in each case (A) whose positions are transferred to the successor of the group whose assets are being sold, or (B) whose employment is terminated as a result of the Change of Control.

(b) If an Executive’s employment is terminated by the Employer during the Severance Period and such termination is without Cause, the Executive will be entitled to the Severance Compensation described in Section 5.

(c) An Executive may, during the Severance Period, terminate his employment with the Employer with the right to Severance Compensation described in Section 5 upon the occurrence of one or more of the following events (regardless of whether any other reason, other than Cause, for such termination exists or has occurred, including without limitation other employment):

(i) (A) if the Executive is the Chief Executive Officer or a member of the Operations Group, a significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position with the Employer which the Executive held immediately prior to the Change in Control, (B) a reduction in the Executive’s Base Pay, or a reduction in the Executive’s opportunities for incentive compensation pursuant to any long-term incentive compensation plan or program established by the Company, or (C) the termination or denial of the Executive’s rights to Employee Benefits or a reduction in the scope or aggregate value thereof, any of which is not remedied by the Company within ten (10) calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(ii) if the Executive is the Chief Executive Officer or a member of the Operations Group, the Company requires the Executive to have his principal location of work changed to any location that is in excess of 50 miles from the location thereof immediately prior to or after the Change in Control;

(iii) any material breach of its obligations under the Plan by the Company or any successor thereto which is not remedied by the Company within ten (10) calendar days after receipt by the Company of written notice from the Executive of such breach; or

(iv) if the Executive is the individual who is the Chief Executive Officer as of the Effective Date, voluntary termination for any reason or without reason during the thirty-day period immediately following the date that is six months after a Change of Control has occurred (for the avoidance of doubt, this subsection (iv) would not be applicable upon a Change of Control related to an initial public offering).

(d) A termination by the Employer pursuant to Subsection (b) of this Section or by an Executive pursuant to Subsection (c) of this Section will not affect any rights that the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company providing Employee Benefits (other than as expressly provided in such agreement, policy, plan, program or arrangements), which rights shall be governed by the terms thereof.

(e) Notwithstanding the preceding provisions of this Section, an Executive will not be entitled to Severance Compensation if his employment with the Employer is terminated during the Severance Period because:

(i) of the Executive’s death; or

(ii) the Executive becomes permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for, or applicable to, the Executive immediately prior to the Change of Control.

5. Severance Compensation.

(a) Subject to the provisions of this Plan, if an Executive’s employment is terminated pursuant to Section 4(b) or if an Executive terminates his employment pursuant to Section 4(c), the Company will pay to the Executive as Severance Pay the amounts described, and will continue to provide to the Executive the other Severance Compensation described, on Exhibit B for the periods described therein.

(b) Without limiting the rights of an Executive at law or in equity, if the Company fails to make any payment or provide any benefit required to be made or provided hereunder on a timely basis, the Company will pay interest on the amount or value thereof at an annualized rate of interest equal to the so-called composite “prime rate” as quoted from tune to time during the relevant period in the Midwest Edition of The Wall Street Journal plus the lesser of 5% or the maximum rate of interest allowed by law. Such interest will be payable as it accrues on demand. Any change of such prime rate or maximum rate will be effective on and as of the date of such change.

(c) Notwithstanding any provision of the Plan to the contrary, the rights and obligations under this Section and under Sections 7 and 12 will survive any termination or expiration of the Plan or the termination of an Executive’s employment following a Change of Control for any reason whatsoever.

6. Funding Upon Potential Change of Control.

(a) Upon the earlier to occur of (i) a Change of Control or (ii) a declaration by the Board of Directors of CSA that a Change of Control is imminent, the Company shall promptly pay, to the extent it has not previously done so, and in any event within five (5) business days after such Change of Control (or on such fifth business day if the Board has declared that a Change of Control is imminent), a sum equal to the present value on the date of the Change of Control (or on such fifth business day if the Board of Directors of

CSA has declared that a Change of Control is imminent) of the payments to be made to the Executives under the provisions of Sections 5 and 7 (to the extent calculable at such time) hereof, which shall be transferred to National City Bank or its successor (the “Trustee”) and added to the principal of a grantor “rabbi” trust (the “Trust”) to be established pursuant to an agreement between the Company and the Trustee (the “Trust Agreement”), which Trust Agreement shall become irrevocable upon the Change of Control; provided that in the event of the Change of Control with respect to one or more Executives described in the second to last sentence of the definition of Change of Control (i.e., a sale of all or substantially all of the assets of the business or division in which such Executive was principally engaged), the Company’s funding obligation shall be limited to the payments to be made to the affected Executives. Notwithstanding the foregoing, the Company shall not be obligated to fund the Trust if such funding obligation would violate Code Section 409A.

(b) Any payments of compensation, pension, severance or other benefits by the Trustee pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay compensation, pension, severance and other benefits hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay compensation, pension, severance and other benefits under this Agreement.

7. Certain Additional Payments by the Company.

(a) Anything in the Plan to the contrary notwithstanding, in the event that it shall be determined (as hereafter provided) that following, and as a result of, a Change of Control, any payment or distribution by the Company to or for the benefit of an Executive, whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code by reason of being considered “contingent on a change of ownership or control” of the Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment or payments (collectively, a “Gross-Up Payment”); provided, however, that no Gross-up Payment shall be made with respect to the Excise Tax, if any, attributable to (i) any incentive stock option (“ISO”), as defined by Section 422 of the Code (or any successor provision thereto) granted prior to the execution of the Plan where the addition of a Gross-Up Payment would cause the ISO to lose such status, or (ii) any stock appreciation or similar right, whether or not limited, granted in tandem with any ISO described in clause (i). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

(b) Subject to the provisions of Subsection (f) of this Section, all determinations required to be made under this Section, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accounting Firm”). The Company shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the date of the Executive’s termination, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within five (5) business days after receipt of such determination and calculations with respect to any Payment to the Executive, or if later, the date the Severance Pay is paid as provided in Exhibit B. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on his federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (an “Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Subsection (f) of this Section and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five (5) business days after receipt of such determination and calculations; provided that, if the payment at such time would cause an additional tax under Code Section 409A, then the Underpayment shall be made on the seventh (7th) anniversary of the date of the Executive’s termination of employment, or on such other date as shall be acceptable under Code Section 409A.

(c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Subsection (b) of this Section. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

(d) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The Executive shall make proper payment of the amount of any Excise Tax and Gross-Up Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive’s federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within five (5) business days pay to the Company the amount of such reduction.

(e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Subsection (b) of this Section shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within ten (10) business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

(f) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten (10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A) provide the Company with any written records or documents in his possession relating to such claim reasonably requested by the Company;

(B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

(C) cooperate with the Company in good faith in order to effectively contest such claim; and

(D) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including interest and penalties) incurred in connection with such contest and shall indemnify and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this subsection, the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this subsection and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at his own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall, to the extent permitted by applicable law and to the extent such payment would not cause the Executive to pay an additional tax under Section 409A of the Code, advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(g) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Subsection (f) of this Section, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Subsection (f) of this Section) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section (f) of this Section, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Section.

8. No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for an Executive to find reasonably comparable employment following his termination of employment with the Company and that the non-competition agreement required by Section 10 will further limit the employment opportunities for an Executive. Accordingly, the provision of Severance Compensation by the Company to an Executive in accordance with the terms of the Plan is hereby acknowledged by the Company to be reasonable, and an Executive will not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of an Executive hereunder or otherwise, except as expressly provided in Section 1(d) of Exhibit B.

9. Certain Payments not Considered for Other Benefits, etc. The Gross-up Payment, legal fee and expense reimbursement provided under Sections 7 and 12 and reimbursements for outplacement counseling provided under Section 1(g) of Exhibit B will not be included as earnings for the purpose of calculating contributions or benefits under any employee benefit plan of the Company.

10. Confidentiality; Confidential Information; Non-competition. Receipt of Severance Compensation by an Executive is conditioned upon the Executive executing and delivering to the Company a confidentiality and non-compete agreement substantially in the form provided in Exhibit C for the period specified on Exhibit B.

11. Release. Receipt of Severance Compensation by an Executive is conditioned upon the Executive executing and delivering to the Company a release substantially in the form provided in Exhibit D, and not revoking such release prior to the revocation period provided therein.

12. Legal Fees and Expenses. It is the intent of the Company that each Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of his rights under the Plan by litigation or otherwise (including making a claim pursuant to the provisions of Section 20(d)) because the cost and expense thereof would substantially detract from the benefits intended to be extended to each Executive hereunder. Accordingly, if it should appear to an Executive that the Company has failed to comply with any of its obligations under the Plan or in the event that the Company or any other person takes or threatens to take any action to declare the Plan void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship will exist between the Executive and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, the Company will pay and be solely financially responsible for any and all attorneys’ and related fees and expenses incurred by the

Executive in connection with any of the foregoing; provided that, in regard to such matters, the Executive has not acted in bad faith or with no colorable claim of success.

13. Employment Rights. Nothing expressed or implied in the Plan shall create any right or duty on the part of the Company or an Executive to have the Executive remain in the employment of the Company at any time prior to or following a Change of Control. Any termination of employment of the Executive or the removal of the Executive from the office or position in the Company prior to a Change of Control but following the commencement of any discussion with any third person that ultimately results in a Change of Control shall be deemed to be a termination or removal of the Executive after a Change of Control for all purposes of the Plan. Each Executive covered by this Plan expressly acknowledges that he is either party to an employment agreement with the Company or an employee at will, and that the Company may terminate him at any time prior to a Change of Control.

14. Withholding of Taxes. The Company or its Affiliate may withhold from any amounts payable under the Plan all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

15. Successors and Binding Effect.

(a) The Company will require any successor, (including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company, whether by purchase, merger, consolidation, reorganization or otherwise, and such successor shall thereafter be deemed the Company and the Employer for the purposes of the Plan), to expressly or by operation of law assume and agree to perform the obligations under the Plan in the same manner and to the same extent the Company and the Employer would be required to perform if no such succession had taken place; provided that the assignment of this Plan shall not affect whether a Change of Control has occurred. The Plan shall be binding upon and inure to the benefit of the Company and any successor to the Company, but shall not otherwise be assignable, transferable or delegable by the Company.

(b) The rights under the Plan shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c) The rights under the Plan are personal in nature and neither the Company nor any Executive shall, without the consent of the other, assign, transfer or delegate the Plan or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, an Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d) The obligation of the Company to make payments and/or provide benefits hereunder shall represent an unsecured obligation of the Company.

(e) The Company recognizes that each Executive will have no adequate remedy at law for breach by the Company of any of the agreements contained herein and, in the event of any such breach, the Company hereby agrees and consents that each Executive shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of obligations of the Company under the Plan.

16. Governing Law. All matters affecting this Plan, including the validity, interpretation, construction and performance of the Plan shall be governed by the laws of the State of Michigan, without giving effect to the principles of conflict of laws of such State.

17. Validity. If any provisions of the Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of the Plan and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

18. Headings. The headings in the Plan are for convenience of reference only and do not define, limit or describe the scope or intent of the Plan or any part hereof and shall not be considered in any construction hereof.

19. Construction. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

20. Administration of the Plan.

(a) In General: The Plan shall be administered by the Company, which shall be the named fiduciary under the Plan.

(b) Delegation of Duties: The Company may delegate any of its administrative duties, including, without limitation, duties with respect to the processing, review, investigation, approval and payment of Severance Pay and Gross-Up Payments, to named administrator or administrators.

(c) Regulations: The Company shall promulgate any rules and regulations it deems necessary in order to carry out the purposes of the Plan or to interpret the terms and conditions of the Plan; provided, however, that no rule, regulation or interpretation shall be contrary to the provisions of the Plan.

(d) Claims Procedure: Subject to the provisions of Section 7, the Company shall determine the rights of any employee of the Company to any Severance Compensation or a Gross-up Payment hereunder. Any employee or former employee of the Company who believes that he has not received any benefit under the Plan to which he believes he is entitled, may file a claim in writing with the General Counsel of the Company (or the Secretary, in the case the Executive is the General Counsel). The Company shall, no later than 90 days after the receipt of a claim, either allow or deny the claim by written notice to the claimant. If a claimant does not receive written notice of the Company’s decision on his claim within such 90-day period, the claim shall be deemed to have been denied in full.

A denial of a claim by the Company, wholly or partially, shall be written in a manner calculated to be understood by the claimant and shall include:

(i) the specific reason or reasons for the denial;

(ii) specific reference to pertinent Plan provisions on which the denial is based;

(iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv) an explanation of the claim review procedure.

A claimant whose claim is denied (or his duly authorized representative) may, within thirty (30) days after receipt of denial of his claim, request a review of such denial by the Company by filing with the Secretary of the Company (or the General Counsel, in the case the Executive is the Secretary) a written request for review of his claim. If the claimant does riot file a request for review with the Company within such 30-day period, the claimant shall be deemed to have acquiesced in the original decision of the Company on his claim. If a written request for review is so filed within such 30-day period, the Company shall conduct a full and fair review of such claim.

During such full review, the claimant shall be given the opportunity to review documents that are pertinent to his claim and to submit issues and comments in writing. The Company shall notify the claimant of its decision on review within sixty (60) days after receipt of a request for review. Notice of the decision on review shall be in writing. If the decision on review is not furnished to the claimant within such 60-day period, the claim shall be deemed to have been denied on review.

(e) Requirement of Receipt. Upon receipt of any Severance Compensation or a Gross-up Payment hereunder, the Company reserves the right to require any Executive to execute a receipt evidencing the amount and payment of such Severance Compensation and/or Gross-up Payment.

21. Amendment and Termination. The Company reserves the right, except as hereinafter provided, at any time and from time to time, to amend, modify, or change the Plan and/or any Committee Action, including any Exhibit thereto; provided, however, that any such amendment, modification or change that adversely affects the rights of any Executive under the Plan may not be made without the written consent of any such Executive. Notwithstanding the foregoing, the Company may amend the Plan as necessary to comply with Section 409A of the Code without obtaining the consent of an Executive. The Company may terminate the Plan only as provided in Section 2.

22. Other Plans, etc. If the terms of this Plan are inconsistent with the provisions of any other plan, program, contract or arrangement of the Company, to the extent such plan, program, contract or arrangement may be amended by the Company, the terms of the Plan will be deemed to so amend such plan, program, contract or arrangement, and the terms of the Plan will govern.

EXHIBIT A

COOPER-STANDARD AUTOMOTIVE INC.

CHANGE OF CONTROL SEVERANCE PLAN

List of Participants

CHIEF EXECUTIVE OFFICER

James S. McElya

MEMBERS OF THE OPERATIONS GROUP

Larry J. Beard

Allen J. Campbell

Edward A. Hasler

MEMBERS OF THE MANAGEMENT GROUP

Timothy W. Hefferon

Brian O’Loughlin

Gary T. Phillips

Michael C. Verwilst

Helen T. Yantz

EXHIBIT B

COOPER-STANDARD AUTOMOTIVE INC.

CHANGE OF CONTROL SEVERANCE PLAN

Severance Compensation

1. Severance Pay. Each Executive whose employment is terminated pursuant to Section 4(b) or who terminates his employment pursuant to Section 4(c) shall, subject to the provisions of paragraph 4 of this Exhibit B, receive Severance Pay from the Company as follows:

(a) a single lump sum cash payment within five (5) days following the expiration of the revocation period provided for in Exhibit D equal to the Executive’s then current Base Pay;

(b) a pro rata portion of any annual bonus or long-term cash incentive compensation, if any, that Executive would have been entitled to receive in respect of such year based upon the percentage of the fiscal year that shall have elapsed through the date of Executive’s termination of employment, payable when such annual bonus or long-term cash incentive would have otherwise been payable had Executive’s employment not terminated;

(c) a single lump sum cash payment within five (5) days following the expiration of such revocation period, or if later, within ten (10) business days after such termination, equal to three (3) (for the Chief Executive Officer), two (2) (for members of the Operations Group), one (1) (for members of the Management Group) or the multiple set forth in a Committee Action (for any other Executive) times the sum of the Executive’s (i) Base Pay plus (ii) target annual incentive cash compensation for the year prior to the Change of Control;

(d) a single lump sum cash payment within five (5) days following the expiration of such revocation period, or if later, within ten (10) business days after such termination, equal to the actuarial equivalent of the excess of (1) the retirement pension (determined as a straight line annuity commencing at age sixty-five (65) or the first of the month following the Executive’s termination of employment, whichever is later) which he would have accrued under the terms of the Retirement Plans in which he was participating (without regard to any amendment to such Retirement Plans or other pension benefit program described herein after the date of the Change of Control), determined as if the Executive were fully vested thereunder and had accumulated (after the date of termination) thirty-six (36) additional months (for the Chief Executive Officer), twenty-four (24) additional months (for members of the Operations Group), twelve (12) additional months (for members of the Management Group)(or, if greater, the number of months remaining in the Severance Period) of service credit thereunder at his highest annual pensionable compensation (as determined pursuant to the terms of the Retirement Plans) during any calendar year for the five (5) years immediately preceding the year in which the date of termination occurs, over (2) the retirement pension

(determined as a straight life annuity commencing at age sixty-five (65) or the first of the month following the Executive’s termination of employment, whichever is later) which Executive had then accrued pursuant to the provisions of such Retirement Plans. For purposes of this paragraph, “actuarial equivalent” shall be determined using all of the same mortality, interest rate and other methods and assumptions as are used from time to time to determine “actuarial equivalence” for lump sum benefits under the applicable Retirement Plans;

(e) for thirty-six (36) months (for the Chief Executive Officer) and twenty-four (24) months (for other Executives) following his date of termination, the Company shall arrange to provide Executive with life and health insurance benefits substantially similar to those to which Executive and Executive’s eligible dependents were entitled immediately prior to his termination. Any benefit elections pertaining to Executive during such period shall be consistent with the elections in effect for Executive immediately prior to his termination. If and to the extent that any benefit described in this paragraph (e) is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company, then the Company will itself pay or provide for the payment to Executive and Executive’s covered dependents, of such benefits along with, in the case of any benefits described in this paragraph (e) that is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any affiliated employer, an additional amount (the “Tax Payment”) such that after payment by Executive or Executive’s dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes; provided, however, that (i) such benefit must have been non-taxable to Executive during his employment or (ii) such benefit must have been taxable to Executive during his active employment but Executive must have been reimbursed for all taxes so imposed. The Tax Payment shall be paid in the first calendar quarter following the calendar year to which it pertains. Notwithstanding the foregoing, or any other provision of the Company’s health insurance plan, for purposes of determining the period of continuation coverage to which Executive or any of his dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, Executive’s “qualifying event” will be the termination of the 36-month or 24-month period, as applicable, described herein. Benefits otherwise receivable by Executive or his eligible dependents pursuant to this paragraph (e) shall be reduced to the extent comparable benefits are actually received by Executive and his eligible dependents during the remainder of such period following Executive’s termination, and any such benefits actually received by Executive and his eligible dependents shall be reported to the Company. If the provision of such health insurance benefits by the Company on a self-insured basis would cause the Executive to be subject to additional tax under Code Section 409A, then for the minimum time period required to avoid such additional tax, the Company shall provide such benefits to Executive (and his eligible dependents) through an insured arrangement that provides substantially equivalent benefits;

(f) following the end of the period specified in paragraph (e), the Company shall arrange to provide medical and life insurance coverages to Executive and his spouse for their lifetimes, and Executive’s dependent children until they cease to be eligible as “dependents” under the terms of the Company’s plans as in effect at the time of the

Change of Control (e.g., as a result of reaching age 19) substantially equivalent (taking into account Medicare benefits to which they may become entitled) to those provided to Executive, his spouse and dependents under the Company’s employee plans based on Executive’s elections in effect immediately preceding the Change of Control, and at a cost to Executive, his spouse and dependent children not greater that the costs pertaining to them as in effect immediately prior to the Change of Control. Benefits otherwise receivable by Executive or his eligible dependents pursuant to this paragraph (f) shall be reduced to the extent comparable benefits are actually received by Executive and his eligible dependents during the remainder of such period following Executive’s termination, and any such benefits actually received by Executive or his eligible dependents shall be reported to the Company. If the provision of such health insurance benefits by the Company on a self-insured basis would cause the Executive to be subject to additional tax under Code Section 409A, then for the minimum time period required to avoid such additional tax, the Company shall provide such benefits to Executive (and his eligible dependents) through an insured arrangement that provides substantially equivalent benefits; and

(g) outplacement services by a firm selected by the Executive so long as such services are commenced within twelve (12) months following termination and are completed prior to the end of the second calendar year following the year in which the Executive’s termination of employment occurs, at the expense of the Company in a reasonable amount not to exceed the lesser of 15% of the Executive’s Base Pay or $50,000, payable within thirty (30) days after receipt of an invoice from the outplacement firm.

2. Non-Compete Period. The non-competition period for each Executive shall be for so long as the Executive is employed by the Company and continuing for two (2) years (for the Chief Executive Officer and for members of the Operations Group) and one (1) year (for members of the Management Group) after the termination of such employment.

3. Offset. Notwithstanding the foregoing, any amounts and benefits payable under paragraph 1 above shall be reduced, and offset, by (i) any amounts and benefits payable to the Executive under the Cooper Tire & Rubber Company Change in Control Severance Pay Plan and (ii) the amounts and benefits payable to Executive as severance or termination benefits under any other agreements, plans, programs or arrangements of the Company or its Affiliates.

4. Compliance with IRC Section 409A. Notwithstanding anything herein to the contrary, (i) if at the time of Executive’s termination of employment, Executive is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such amounts or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments of money or other benefits due to Executive hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner, determined by the Board, that does not cause such an accelerated or additional tax. The Executive will be considered to have terminated employment hereunder for purposes of receiving payments subject to Section 409A of the Code only if his termination of employment constitutes a “separation from service” within the meaning of Section 409A of the Code.

EXHIBIT C

COOPER-STANDARD AUTOMOTIVE INC

CHANGE OF CONTROL SEVERANCE PAY PLAN

Form of Confidentiality and Non-Compete Agreement

WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) of the Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan, (the “Plan”) (capitalized terms used herein without definition have the meanings specified in the Plan); and

WHEREAS, the Executive is required to sign this Confidentiality and Non-Compete Agreement (“Agreement”) in order to receive the Severance Compensation (as such term is defined in the Plan) as described in Exhibit B of the Plan and the other benefits described in the Plan.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. Effective Date of Agreement. This Agreement is effective on the date hereof and continue in effect as provided herein.

2. Confidentiality; Confidential Information. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan:

(h) Executive acknowledges and agrees that in the performance of his duties as an employee of the Company or its Affiliates, he was and will continue to be brought into frequent contact with, had and will continue to have access to, and became and will continue to become informed of confidential and proprietary information of the Company and its Affiliates and/or information which is a trade secret of the Company and/or its affiliates (collectively, “Confidential Information”), as more fully described in paragraph (b) of this Section. Executive acknowledges and agrees that the Confidential Information of the Company and its Affiliates gained by Executive during his association with the Company and its Affiliates was, is and will be developed by and/or for the Company and its affiliates through substantial expenditure of time, effort and money and constitutes valuable and unique property of the Company and its Affiliates.

(i) The Executive will keep in strict confidence, and will not, directly or indirectly, at any time, disclose, furnish, disseminate, make available, use or suffer to be used in any manner any Confidential Information of the Company or its Affiliates without limitation as to when or how the Executive may have acquired such Confidential Information (subject to subsection (d). The Executive specifically acknowledges that Confidential Information includes any and all information, whether reduced to writing (or in a form from which information can be obtained, translated, or derived into reasonably usable form), or maintained in the mind or memory of the Executive and whether compiled or created by the Company or its Affiliates, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, that reasonable efforts have been put forth by the Company and its Affiliates to maintain the secrecy of Confidential Information, that such Confidential Information is and will remain the sole property of the Company and its Affiliates, and that any retention (in tangible form) or use by the Executive of Confidential Information not in the good faith performance of his duties in the best interest of the Company or, in any case, after the termination of the Executive’s employment with and services for the Company and its Affiliates shall constitute a misappropriation of the Company’s Confidential Information.

(j) The Executive further agrees that he shall return, within ten (10) days of the effective date of his termination as an employee of the Company and its Affiliates, in good condition, all property of the Company and its Affiliates then in his possession, including, without limitation, whether in hard copy or in any other media (i) property, documents and/or all other materials (including copies, reproductions, summaries and/or analyses) which constitute, refer or relate to Confidential Information of the Company or its Affiliates, (ii) keys to property of the Company or its Affiliates, (iii) files and (iv) blueprints or other drawings.

(k) The Executive further acknowledges and agrees that his obligation of confidentiality shall survive until and unless such Confidential Information of the Company or its Affiliates shall have become, through no fault of the Executive, generally known to the industry or the Executive is required by law (after providing the Company with notice and opportunity to contest such requirement) to make disclosure. The Executive’s obligations under this Section are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Executive may have to the Company and its Affiliates under general legal or equitable principles or statutes.

3. Non-Compete. The Executive agrees that he will not, for a period of two (2) years (for the Chief Executive Officer and for members of the Operations Group) and one (1) year (for members of the Management Group) following his termination with the Company and its Affiliates, engage in Competitive Activity.

4. Nonsolicitation. The Executive further agrees that he will not, directly or indirectly, for a period of two (2) years (for the Chief Executive Officer and for members of the Operations Group) and one (1) year (for members of the Management Group) following his termination with the Company and its Affiliates:

A. induce or attempt to induce customers, business relations or accounts of the Company or any of its Affiliates to relinquish their contracts or relationships with the Company or any of its Affiliates; or

B. solicit, entice, assist or induce other employees, agents or independent contractors to leave the employ of the Company or any of its Affiliates or to terminate their engagements with the Company and/or any of its Affiliates or assist any competitors of the Company or any of its Affiliates in securing the services of such employees, agents or independent contractors.

5. Definitions. For purposes of this Agreement, “Competitive Activity” means the Executive’s participation, without the written consent of any one of the Chairman, Chief Executive Officer, or Chief Operating Officer (except where Executive holds any of such positions, in which case the Board shall be required to provide such written consent), if any, of the Company, in the management of any business enterprise if such enterprise engages in substantial and direct competition with the Company or any its Affiliates and such enterprise’s sales of any product or service competitive with any product or service of the Company or its Affiliates amounted to 5% of such enterprise’s net sales for its most recently completed fiscal year and if the Company’s net sales of said product or service amounted to 5% of, as applicable, the Company’s or its Affiliate’s net sales for its most recently completed fiscal year. “Competitive Activity” will not include (i) the mere ownership of 5% or more of securities in any such enterprise and the exercise of rights appurtenant thereto or (ii) participation in the management of any such enterprise other than in connection with the competitive operations of such enterprise.

IN WITNESS WHEREOF, the Executive has executed and delivered this Agreement on the date set forth below.

Dated:
[ ]
Executive

EXHIBIT D

COOPER-STANDARD AUTOMOTIVE INC.

CHANGE OF CONTROL SEVERANCE PAY PLAN

Form of Release

WHEREAS, the Executive’s employment has been terminated in accordance with Section 4(b) or Section 4(c) of the Cooper-Standard Automotive Inc. Change of Control Severance Pay Plan (the “Plan”) (capitalized terms used herein without definition have the meanings specified in the Plan); and

WHEREAS, the Executive is required to sign this Release in order to receive the Severance Compensation (as such term is defined in the Plan) as described in Exhibit B of the Plan and the other benefits described in the Plan.

NOW THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, and intending to be legally bound, the Executive agrees as follows:

1. This Release is effective on the date hereof and will continue in effect as provided herein.

2. In consideration of the payments to be made and the benefits to be received by the Executive pursuant to the Plan, which the Executive acknowledges are in addition to payments and benefits which the Executive would be entitled to receive absent the Plan, the Executive, for himself and his dependents, successors, assigns, heirs, executors and administrators (and his and their legal representatives of every kind), hereby releases, dismisses, remises and forever discharges Cooper-Standard Automotive Inc. (“Cooper”), its predecessors, parents, subsidiaries, divisions, related or Affiliated companies, officers, directors, stockholders, members, employees, heirs, successors, assigns, representatives, agents and counsel (the “Company”) from any and all arbitrations, claims, including claims for attorney’s fees, demands, damages, suits, proceedings, actions and/or causes of action of any kind and every description, whether known or unknown, which Executive now has or may have had for, upon, or by reason of any cause whatsoever (“claims”), against the Company, including but not limited to:

(l) any and all claims arising out of or relating to Executive’s employment by or service with the Company and his termination from the Company;

(m) any and all claims of discrimination, including but not limited to claims of discrimination on the basis of sex, race, age, national origin, marital status, religion or handicap, including, specifically, but without limiting the generality of the foregoing, any claims under the Age Discrimination in Employment Act, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, The Elliott-Larsen Civil Rights Act, the Michigan Handicappers’ Civil Rights Act, the Michigan Wage Payment Act (MCLA Section 408.471), the Polygraph Protection Act of 1981, the

Michigan Whistleblower’s Protection Act (MCLA Section 15.361), the common law of the State of Michigan,1 and any other applicable state statutes and regulations; and provided, however, that the foregoing shall not apply to claims to enforce rights that Executive may have as of the date hereof or in the future under any of Cooper’s health, welfare, retirement, pension or incentive plans, under any indemnification agreement between the Executive and Cooper, under Cooper’s indemnification by-laws, under the directors’ and officers’ liability coverage maintained by Cooper, under the applicable provisions of the Delaware General Corporation Law, or that Executive may have in the future under the Plan or under this Release.

(n) any and all claims of wrongful or unjust discharge or breach of any contract or promise, express or implied.

3. Executive understands and acknowledges that the Company does not admit any violation of law, liability or invasion of any of his rights and that any such violation, liability or invasion is expressly denied. The consideration provided for this Release is made for the purpose of settling and extinguishing all claims and rights (and every other similar or dissimilar matter) that Executive ever had or now may have against the Company to the extent provided in this Release. Executive further agrees and acknowledges that no representations, promises or inducements have been made by the Company other than as appear in the Plan.

4. Executive further agrees and acknowledges that:

(o) The release provided for herein releases claims to and including the date of this Release;

(p) Executive has been advised by the Cooper to consult with legal counsel prior to executing this Release, has had an opportunity to consult with and to be advised by legal counsel of his choice, fully understands the terns of this Release, and enters into this Release freely, voluntarily and intending to be bound;

(q) Executive has been given a period of 21 days to review and consider the terms of this Release prior to its execution and that he may use as much of the 21 day period as he desires; and

(r) Executive may, within 7 days after execution, revoke this Release. Revocation shall be made by delivering a written notice of revocation to the General Counsel at Cooper. For such revocation to be effective, written notice must be actually received by the General Counsel at Cooper (or any successor thereto) no later than the close of business on the 7th day after Executive executes this Release. If Executive does exercise his right to revoke this Release, all of the terms and conditions of the Release shall be of no force and effect and Cooper shall not have any obligation to make payments or provide benefits to Executive as set forth in the Plan.

______________
[1]	Insert applicable local law for executives outside of Michigan.

5. Executive agrees that he will never file a lawsuit or other complaint asserting any claim that is released in this Release.

6. Executive waives and releases any claim that he has or may have to reemployment after the date of this Release.

IN WITNESS WHEREOF, the Executive has executed and delivered this Release on the date set forth below.

Dated:
[ ]
Executive